SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 8) (1)

SYSTEMAX INC.
(Name of Issuer)

Common Stock, $.01 Par Value
(Title of Class of Securities)

__________________________________

871851 10 1
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/_/ /_/ /X/	Rule 13d-1(b) Rule 13d-1(c) Rule 13d-1(d)

          1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 2 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Richard Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 8,998,023 SHARED VOTING POWER 1,471,914 SOLE DISPOSITIVE POWER 8,998,023 SHARED DISPOSITIVE POWER 1,471,914

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,469,937

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.77%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 3 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Robert Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 6,924,092 SHARED VOTING POWER 1,471,914 SOLE DISPOSITIVE POWER 6,924,092 SHARED DISPOSITIVE POWER 1,471,914

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,396,006

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.87%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 871851 10 1	Page 4 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Bruce Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 6,924,090 SHARED VOTING POWER 1,471,914 SOLE DISPOSITIVE POWER 6,924,090 SHARED DISPOSITIVE POWER 1,471,914

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,396,004

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.87%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 5 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Generations Partners, L.P. 11-3296824

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 1,838,583 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 1,838,583 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,838,583

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.28%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 6 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Carol Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 10,000 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 10,000 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 7 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Nancy Leeds Bunt

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 230,962 SHARED VOTING POWER 3,200 SOLE DISPOSITIVE POWER 230,962 SHARED DISPOSITIVE POWER 3,200

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 234,162

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.67%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 8 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Michele Rosenberg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 2,000 SHARED VOTING POWER 1,465,671 SOLE DISPOSITIVE POWER 2,000 SHARED DISPOSITIVE POWER 1,465,671

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,467,671

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.17%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 9 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Richard Leeds Irrevocable Trust 13-7039966

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 438,557 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 438,557 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 438,557

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.25%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 10 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Robert Leeds Irrevocable Trust 13-7045037

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 438,557 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 438,557 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 438,557

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.25%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 11 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Bruce Leeds Irrevocable Trust 13-7039904

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 438,557 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 438,557 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 438,557

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.25%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 12 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) David Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 227,262 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 227,262 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 227,262

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.65%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 13 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Richard Leeds Grantor Retained Annuity Trust II 13-7113589

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.00%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 14 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Robert Leeds Grantor Retained Annuity Trust II 13-7113590

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.00%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 15 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Bruce Leeds Grantor Retained Annuity Trust II 13-7113588

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.00%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 16 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GML Partners, L.P. 13-3983149

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 235,850 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 235,850 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 235,850

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.67%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 17 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Richard Leeds Family Irrevocable Trust 13-7084941

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 50,000 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 50,000 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.14%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 18 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Robert Leeds Family Irrevocable Trust 13-7083942

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 50,000 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 50,000 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.14%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 19 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Bruce Leeds Family Irrevocable Trust 13-7083943

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 50,000 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 50,000 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.14%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 20 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Bruce Leeds 2005 Irrevocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 21 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Robert Leeds 2004 Irrevocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 22 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Bruce Leeds 2006 GRAT

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 4,000,000 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 4,000,000 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.37%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 23 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Robert Leeds 2006 GRAT

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 5,000,000 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 5,000,000 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.21%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP No. 871851 10 1	Page 24 of 32 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Richard Leeds 2006 GRAT

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 4,000,000 SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER 4,000,000 SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.37%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

           Item 1(a). Name of Issuer.

           Systemax Inc. (the "Company")

           Item 1(b). Address of Issuer's Principal Executive Offices.

11 Harbor Park Drive Port Washington, NY 11050

           Item 2(a). Name of Person Filing.

          This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

           Item 2(b). Address of Principal Business Office or, if None, Residence.

(1)	For: Richard Leeds, Robert Leeds, Bruce Leeds, Generations Partners, L.P., The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust, The Bruce Leeds Irrevocable Trust, The 1997 Richard Leeds Grantor Retained Annuity Trust II, The 1997 Robert Leeds Grantor Retained Annuity Trust II, The 1997 Bruce Leeds Grantor Retained Annuity Trust II, The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust, The Bruce Leeds Family Irrevocable Trust, The Bruce Leeds 2005 Irrevocable Trust, The Robert Leeds 2004 Irrevocable Trust, the Robert Leeds 2006 GRAT, the Bruce Leeds 2006 GRAT and the Richard Leeds 2006 GRAT:

Systemax Inc. 11 Harbor Park Drive Port Washington, NY 11050

(2)	For: Michele Rosenberg:

Cornick Garber & Sandler LLP 825 Third Avenue 4th Floor New York, NY 10022

(3)	For: Carol Leeds:

901 East Camino Real, #14D Boca Raton, FL 33432

(4)	For: David Leeds:

70 Crescent Lane Roslyn, NY 11577

(5)	For: Nancy Leeds Bunt and GML Partners, L.P.:

320 Central Park West Apt. 10A New York, NY 10025

           Item 2(c). Citizenship.

          Each of the persons filing this statement is a United States citizen, a limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

           Item 2(d). Title of Class of Securities.

          This statement relates to the Company's Common Stock, par value $.01 per share (the "Common Stock").

           Item 2(e). CUSIP Number.

           871851 10 1

           Item 3. For Statements Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or ( c).

           Not applicable.

           Item 4(a), (b) and (c). Ownership.

           Richard Leeds is the beneficial owner of 10,469,937 shares of Common Stock of the Company, representing 29.77% of the total number of shares outstanding as of December 31, 2006. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 8,998,023 of such shares (including 1,838,583 shares owned by Generations Partners, L.P., a limited partnership of which Richard Leeds is the general partner, 4,000,000 shares owned by the Richard Leeds 2006 GRAT and 235,850 shares owned by GML Partners, LP a limited partnership of which a limited liability company owned by Mr. Leeds is the general partner) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 977,114 of such shares as co-trustee for trusts for the benefit of his brothers' children and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

           Robert Leeds is the beneficial owner of 8,396,006 shares of Common Stock of the Company, representing 23.87% of the total number of shares outstanding as of December 31, 2006. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,924,092 of such shares (including 5,000,000 shares owned by the Robert Leeds GRAT) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 977,114 of such shares as co-trustee for trusts for the benefit of his brothers' children and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

           Bruce Leeds is the beneficial owner of 8,396,004 shares of Common Stock of the Company, representing 23.87% of the total number of shares outstanding as of December 31, 2006. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,924,090 of such shares (including 4,000,000 shares owned by the Bruce Leeds GRAT) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 977,114 of such shares as co-trustee for trusts for the benefit of his brothers' children and 494,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

           Generations Partners, L.P. is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,838,583 shares of Common Stock of the Company, representing 5.28% of the total number of shares outstanding as of December 31, 2006.

           Carol Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or to direct the disposition, of 10,000 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 2006.

           Nancy Leeds Bunt is the beneficial owner of 234,162 shares of Common Stock of the Company, representing 0.67% of the total number of shares outstanding as of December 31, 2006. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 230,962 of such shares (including 1,000 shares as custodian for Jake Edward Bunt, and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,200 of such shares, all of which are held in her name in retirement and other accounts.

           Michele Rosenberg is the beneficial owner of 1,467,671 shares of Common Stock of the Company, representing 4.17% of the total number of shares outstanding as of December 31, 2006. Ms. Rosenberg has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,465,671 of such shares as co-trustee for trusts for the benefit of the children of Richard Leeds, Robert Leeds and Bruce Leeds.

          Each of The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust and The Bruce Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 438,557 shares of Common Stock of the Company, representing 1.25% of the total number of shares outstanding as of December 31, 2006.

           David Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 227,262 shares of Common Stock of the Company, representing 0.65% of the total number of shares outstanding as of December 31, 2006.

          GML Partners, L.P. is the beneficial owner, and has the sole power to vote or to direct the vote and to dispose or to direct the disposition, of 235,850 shares of Common Stock of the Company representing 0.67% of the total number of outstanding shares as of December 31, 2006.

          Each of The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 50,000 shares of Common Stock of the Company, representing 0.14% of the total number of shares outstanding as of December 31, 2006.

          The Bruce Leeds 2006 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 4,000,000 shares of Common Stock representing 11.37% of the total number of shares outstanding as of December 31, 2006.

          The Robert Leeds 2006 GRAT is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 5,000,000 shares of Common Stock representing 14.21% of the total number of shares outstanding as of December 31, 2006.

          The Richard Leeds 2006 GRAT is the beneficial owner, and has sole power to vote or to direct the note and dispose or direct the disposition of 4,000,000 shares of Common Stock representing 11.37% of the total number of shares outstanding as of December 31, 2006.

          The Company and each of the persons listed above (each, a "Holder") have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.

           Item 5. Ownership of Five Percent or Less of a Class.

           Not applicable.

           Item 6. Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

           Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
                       Holding Company.

           Not applicable.

           Item 8. Identification and Classification of Members of the Group.

           See Item 4 above.

           Item 9. Notice of Dissolution of Group.

           Not applicable.

           Item 10. Certification.

           Not applicable.

SIGNATURE

           After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 22, 2006

/s/ Richard Leeds
Richard Leeds

/s/ Robert Leeds
Robert Leeds

/s/ Bruce Leeds
Bruce Leeds

/s/ Carol Leeds
Carol Leeds

/s/ Nancy Leeds Bunt
Nancy Leeds Bunt

/s/ David Leeds
David Leeds

/s/ Michele Rosenberg
Michele Rosenberg

GENERATIONS PARTNERS, L.P.

By: /s/ Richard Leeds
        Richard Leeds, General Partner

THE RICHARD LEEDS IRREVOCABLE TRUST

By: /s/ Bruce Leeds
        Bruce Leeds, as Trustee

By: /s/ Robert Leeds
        Robert Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

THE ROBERT LEEDS IRREVOCABLE TRUST

By: /s/ Bruce Leeds
        Bruce Leeds, as Trustee

By: /s/ Richard Leeds
        Richard Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

THE BRUCE LEEDS IRREVOCABLE TRUST

By: /s/ Robert Leeds
        Robert Leeds, as Trustee

By: Richard Leeds
        Richard Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

THE 1997 RICHARD LEEDS GRANTOR RETAINED
ANNUITY TRUST II

By: /s/ Bruce Leeds
        Bruce Leeds, as Trustee

By: /s/ Robert Leeds
        Robert Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

THE 1997 RICHARD LEEDS GRANTOR RETAINED
ANNUITY TRUST II

By: /s/ Bruce Leeds
        Bruce Leeds, as Trustee

By: /s/ Robert Leeds
        Robert Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

THE BRUCE LEEDS FAMILY IRREVOCABLE TRUST

By: /s/ Richard Leeds
        Richard Leeds, as Trustee

By: /s/ Robert Leeds
       Robert Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

THE ROBERT LEEDS 2004 IRREVOCABLE TRUST

By: /s/ Bruce Leeds
        Bruce Leeds, as Trustee

THE BRUCE LEEDS 2005 IRREVOCABL TRUST

By: /s/ Robert Leeds
        Robert Leeds, as Trustee

THE RICHARD LEEDS FAMILY IRREVOCABLE TRUST

By: /s/ Bruce Leeds
        Bruce Leeds, as Trustee

By: /s/ Robert Leeds
        Robert Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

THE ROBERT LEEDS FAMILY IRREVOCABLE TRUST

By: /s/ Bruce Leeds
        Bruce Leeds, as Trustee

By: /s/ Richard Leeds
        Richard Leeds, as Trustee

By: /s/ Michele Rosenberg
        Michele Rosenberg, as Trustee

GML PARTNERS, L.P.

By: /s/ Richard Leeds
Richard Leeds, General Partner